DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775)684-5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation	DR. PARK AVE.

2. The Articles have been amended as follows:
4. Authorized Shares:
The aggregate number of shares which the Company shall have authority to issue shall consist of 175,000,000 shares of which 150,000,000 shall consist of Common Stock and 25,000,000 shares of Preferred Stock, each having a $0.001 par value.

Tha remainder of Article 4 shall remain the same.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52 percent

4. Effective date of filing:	Optional

5. Office Signature	/s/ Dr. Paul Fondacaro